Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS 2007 RESULTS

2007 Record Year for FFO and EBITDA

BETHESDA, MD, February 21, 2008 – LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $61.5 million, or $1.53 per diluted share for the year ended December 31, 2007, compared to net income of $73.5 million, or $1.85 per diluted share for the prior year. Net income includes the $30.4 million net gain on sale of the LaGuardia Marriott and the $3.9 million write-off of the non-cash costs associated with the initial issuance of the Company’s Series A Preferred Shares, which were redeemed by the Company in March 2007. Net income for 2006 includes the $38.4 million net gain on the sale of the Chicago Marriott Downtown.

For the year ended December 31, 2007, the Company generated funds from operations (“FFO”) of $123.4 million versus $114.2 million for the same period of 2006. On a per diluted share basis, FFO for 2007 was $3.07 versus $2.87 for the prior year. FFO has been reduced by the $3.9 million non-cash write-off of the initial issuance costs of the Series A Preferred Shares due to their redemption in March 2007. Excluding these non-cash costs, FFO for 2007 would have been $127.3 million or $3.17 per diluted share.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2007 was $237.8 million as compared to $225.2 million for 2006. EBITDA includes the $30.4 million net gain on sale of the LaGuardia Marriott in 2007 and the $38.4 million net gain on the sale of the Chicago Marriott Downtown in 2006. Excluding these gains, EBITDA would have been $207.4 million in 2007 versus $186.8 million in 2006, an increase of 11.0 percent.

“2007 was another excellent year for the Company,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “We achieved record FFO per diluted share and EBITDA, increased the monthly common dividend 21 percent and implemented the largest redevelopment program in our Company’s history, with expected completion in April 2008.”

Room revenue per available room (“RevPAR”) increased 5.4 percent in 2007 to $148.58 versus the previous year. Average daily rate (“ADR”) climbed 4.7 percent to $200.78 from 2006, while occupancy grew 0.7 percent to 74.0 percent.

The Company’s hotels generated $217.6 million of EBITDA for the year compared with $200.9 million last year. EBITDA margins across the Company’s portfolio increased 118 basis points to 31.7 percent from the prior year. The EBITDA margin expansion was primarily attributable to ADR growth, guestroom and food and beverage cost controls, energy saving initiatives and aggressive asset management efforts to contain expense growth. Margin growth was partly offset by continued above-inflationary increases in property taxes, franchise fees and salaries and benefits.

“Lodging industry supply and demand growth were near parity in 2007 and pricing power remained strong with industry ADR increasing 5.9 percent, despite gradually weakening trends in the fourth quarter of 2007,” said Mr. Bortz. “Our portfolio’s performance in the face of the largest redevelopment and repositioning program in our history was impressive. Having assets located in the top performing U.S. lodging markets and strong performance from our previously repositioned assets led to RevPAR growth, FFO per share growth, EBITDA growth and margin expansion despite $8.0 million of EBITDA lost from the negative impact of construction and rooms out of service in 2007.”

2007 Highlights

In December 2006, the Company entered into an extensive internal capital investment program that called for over $200.0 million to be invested over an 18 month period. In 2007, $128.4 million of capital was invested throughout the portfolio primarily targeted to reposition, rebrand and redevelop properties acquired in 2005 and 2006, including $25.8 million for the rebranding and repositioning of the mid-scale Holiday Inn Thomas Circle to the luxury Donovan House in Washington, DC. Other major projects and capital invested in 2007:

•	$21.3 million for repositioning the House of Blues Hotel to the luxurious Hotel Sax Chicago in Chicago, IL;

•	$13.6 million for repositioning the Hilton San Diego Resort in San Diego, CA;

•	$8.6 million for meeting space and restaurant renovations at the Westin Copley in Boston, MA;

•	$8.0 million for repositioning the Alexis Hotel in Seattle, WA;

•	$7.8 million for a guestrooms renovation at the Westin Michigan Avenue in Chicago, IL;

•	$6.0 million for guestrooms, meeting space and public space renovations at the Indianapolis Marriott in Indianapolis, IN;

•	$5.4 million to renovate the historic wing and create a luxury Newport, RI mansion experience at the Hotel Viking;

•	$5.3 million for repositioning the mid-scale Holiday Inn Wall Street District to the stylish Gild Hall in New York, NY; and

•	$4.8 million for repositioning the Holiday Inn on the Hill to the independent upper upscale The Liaison Capitol Hill in Washington, DC.

In April 2007, the Company successfully amended its $300.0 million senior unsecured credit facility by extending the term to April 2011 with an option to extend to April 2012 and reduced the pricing approximately 80 to 100 basis points. Additionally, LaSalle Hotel Lessee (LHL), the Company’s taxable REIT subsidiary, also amended its $25.0 million revolver with terms similar to the amended senior unsecured credit facility.

Also in April 2007, the Company increased its monthly dividend distribution by 21 percent to $0.17 from $0.14 per common share. During 2007, the Company paid $1.95 in dividends per common share, but for tax purposes is recognizing eleven of the twelve dividend payments in 2007 or $1.78 per common share, which represents 93.2 percent ordinary income and 6.8 percent return of capital.

As of the end of the fourth quarter 2007, the Company had total outstanding debt of $875.2 million. The Company’s senior unsecured credit facility had an outstanding balance of $56.0 million as of December 31, 2007. Total debt to trailing 12 month Corporate EBITDA (as defined by our senior unsecured credit facility) equaled 4.2 times as of December 31, 2007. Interest expense for the year was $44.9 million (excluding amortized financing expenses of $1.4 million). For the year, the Company’s weighted average interest rate was 5.2 percent. As of December 31, 2007, based on the Company’s bank covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.3 times. At the end of the year, the Company also had $26.1 million of unrestricted cash and cash equivalents and $11.9 million of restricted cash on its balance sheet.

“As we look forward to an uncertain economic environment, we continue to manage our balance sheet with a focus on maintaining low leverage, mixing fixed and variable rate debt and staggering debt maturities,” advised Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “As a result, we believe we have the balance sheet flexibility and capacity to weather a difficult economic environment and take advantage of future investment opportunities, as they may arise.”

Fourth Quarter Results

Net income to common shareholders was $6.3 million, or $0.16 per diluted share for the quarter ended December 31, 2007, compared to net income of $4.5 million, or $0.11 per diluted share for the prior year period.

For the quarter ended December 31, 2007, the Company generated FFO of $29.8 million versus $26.2 million for the same period of 2006. On a per diluted share basis, FFO for the fourth quarter was $0.74 versus $0.65 for the same period last year, an increase of 13.8 percent. The Company’s EBITDA for the fourth quarter grew 6.1 percent to $48.5 million from $45.7 million during the prior year period.

RevPAR for the quarter ended December 31, 2007 versus the same period in 2006 increased 8.1 percent to $141.38. ADR rose to $204.20, a 5.6 percent improvement, while occupancy grew 2.4 percent to 69.2 percent from the prior year period.

The Company’s hotels generated $52.3 million of EBITDA for the fourth quarter compared with $45.9 million for the same period last year. The fourth quarter portfolio-wide EBITDA margin was 30.8%, an improvement of 198 basis points from the prior year period.

Subsequent Events

On January 14, 2008, the Company announced it increased its senior unsecured credit facility to $450.0 million. The additional $150.0 million of commitments came from six banks that had previous commitments and one new bank. Terms and conditions of the Amended and Restated Senior Unsecured Credit Agreement were not modified.

On January 15, 2008, the Company announced monthly dividends of $0.17 per share of its common shares of beneficial interest for each of the months of January, February and March 2008. The January dividend was paid on February 15, 2008 to common shareholders of record on January 31, 2008; the February dividend will be paid on March 14, 2008 to common shareholders of record on February 29, 2008; and the March dividend will be paid on April 15, 2008 to common shareholders of record on March 31, 2008.

2008 Outlook

The Company believes that at this time, given the exceedingly cloudy economic picture, it is extremely difficult to forecast its performance. However, assuming a further slowing of the economy in the first half of 2008, the Company believes that U.S. industry RevPAR growth for the full year is likely to be flat to plus 3 percent. Assuming no major shift in our economic and industry RevPAR growth assumptions, the Company’s 2008 Outlook is as follows:

Net Income	$24.4 million - $36.4 million ($0.61 - $0.91 per diluted share);

FFO	$126.0 million - $138.1 million ($3.13 - $3.43 per diluted share/unit); and

EBITDA	$204.5 million - $217.4 million.

This 2008 Outlook is based on the following major assumptions:

•	Portfolio RevPAR growth of 2.0% to 5.0% over 2007;

•	Portfolio hotel EBITDA margins decline 50 basis points to an increase of 50 basis points over 2007;

•	Corporate general and administrative expenses of $15.6 million to $15.9 million;

•	Total capital investments of $80.0 million to $90.0 million;

•	Non-cash income tax expense of $0.5 million to $1.6 million;

•	Weighted average outstanding debt of approximately $900.0 million to $910.0 million;

•	Interest expense of $49.3 million to $49.6 million;

•	No acquisitions; and

•	Weighted average fully diluted shares/units of 40.3 million.

FFO and EBITDA growth are expected to be significantly impacted in 2008 by the following:

•

Disruption and displacement is projected to be $5.7 million in total revenues ($3.5 million in rooms revenues) related to the major renovations and repositionings at our properties with 48,000 room nights forecasted to be out of service for the year including 46,000 room nights out of service in the first quarter and EBITDA impacted by $3.2 million with almost all of the impact anticipated in the first quarter. These numbers exclude the Donovan House;

•	Pre-opening costs of $2.5 million associated with rebranding/repositioning five of the Company’s hotels;

The Company will be completing 7 significant renovation and repositioning projects primarily in the first four months of the year. These projects represent the majority of the projected $80.0 million to $90.0 million of internal capital investments for 2008. Though these investments are disruptive to hotel operations and dilutive to the 2008 operating results, they are expected to significantly enhance the Company’s operating performance and earnings in future years. Major projects and anticipated capital investments in 2008:

•	$12.2 million for renovation of the last half the guestrooms and HVAC upgrade at Westin Michigan Avenue in Chicago, IL;

•	$9.9 million for completion of the renovation and repositioning of the Hilton San Diego Resort in San Diego, CA;

•	$9.8 million for completion of the renovation and repositioning of the Holiday Inn Thomas Circle to the luxury Donovan House Hotel in Washington, DC (currently scheduled to open in late March);

•	$8.2 million for completion of the renovation and repositioning of the Holiday Inn on the Hill to the independent The Liaison Capitol Hill in Washington, DC;

•	$7.6 million for completion of the ballroom and meeting space renovations at the Westin Copley in Boston, MA;

•	$5.6 million for lobby, restaurants, meeting space and spa & fitness center renovations at Chaminade Resort in Santa Cruz, CA; and

•	$5.2 million for completion of the renovation and repositioning of the Holiday Inn Wall Street District Hotel to Gild Hall, a luxury independent hotel in New York, NY.

A quarterly summary of the 2008 Outlook is as follows:

	FFO per diluted share/unit	EBITDA (in millions)

1st Quarter	$0.22 - $0.27	$23.1 - $24.8
2nd Quarter	$1.11 - $1.23	$68.2 - $73.2
3rd Quarter	$1.13 - $1.20	$67.2 - $70.4
4th Quarter	$0.67 - $0.73	$46.0 - $49.0

Full Year 2008	$3.13 - $3.43	$204.5 - $217.4

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the economy, industry fundamentals, performance improvements, renovation disruption, pre-opening, RevPAR, EBITDA, FFO, Net Income, shares outstanding, capital investments, interest expense, income taxes and EBITDA margins. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Revenues:
Hotel operating revenues:
Room revenue	$99,376	$89,265	$410,151	$359,003
Food and beverage revenue	45,466	43,488	171,419	160,083
Other operating department revenue	11,531	11,619	48,033	43,916

Total hotel operating revenues	156,373	144,372	629,603	563,002
Participating lease revenue	4,964	4,761	27,193	25,401
Other income	1,714	2,002	5,637	6,050

Total revenues	163,051	151,135	662,433	594,453

Expenses:
Hotel operating expenses:
Room	22,044	20,505	90,816	80,656
Food and beverage	28,939	28,041	114,888	107,729
Other direct	4,597	5,023	21,953	21,800
Other indirect	44,706	40,456	172,830	155,562

Total hotel operating expenses	100,286	94,025	400,487	365,747
Depreciation and amortization	23,703	21,246	92,338	77,019
Real estate taxes, personal property taxes and insurance	8,255	7,842	32,562	27,212
Ground rent	1,595	1,508	6,964	6,433
General and administrative	3,470	3,047	13,574	12,403
Lease termination expense	—	—	—	800
Other expenses	1,187	1,084	2,966	3,010

Total operating expenses	138,496	128,752	548,891	492,624

Operating income	24,555	22,383	113,542	101,829
Interest income	189	638	1,386	1,875
Interest expense	(11,104)	(11,688)	(46,289)	(42,408)

Income before income tax (expense) benefit, minority interest, equity in earnings of joint venture and discontinued operations	13,640	11,333	68,639	61,296
Income tax (expense) benefit	(250)	682	(3,075)	277
Minority interest of common units in Operating Partnership	(36)	(32)	(248)	(137)
Minority interest of preferred units in Operating Partnership	(1,516)	(1,292)	(6,120)	(4,485)
Equity in earnings of joint venture	—	9	27	38,420

Income from continuing operations	11,838	10,700	59,223	95,371

Discontinued operations:
Income from operations of properties disposed of, including gain on disposal of assets	79	980	30,464	3,570
Minority interest, net of tax	—	(2)	(1)	(5)
Income tax benefit	(4)	64	69	124

Net income from discontinued operations	75	1,042	30,532	3,689

Net income	11,913	11,742	89,755	99,060
Distributions to preferred shareholders	(5,624)	(7,255)	(24,344)	(25,604)
Issuance costs of redeemed preferred shares	—	—	(3,868)	—

Net income applicable to common shareholders	$6,289	$4,487	$61,543	$73,456

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(Dollars in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Earnings per Common Share - Basic:
Income applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.16	$0.09	$0.77	$1.77
Discontinued operations	—	0.02	0.76	0.09

Net income applicable to common shareholders after dividends paid on unvested restricted shares	$0.16	$0.11	$1.53	$1.86

Earnings per Common Share - Diluted:
Income applicable to common shareholders before discontinued operations	$0.16	$0.09	$0.77	$1.76
Discontinued operations	—	0.02	0.76	0.09

Net income applicable to common shareholders	$0.16	$0.11	$1.53	$1.85

Weighted average number of common shares outstanding:
Basic	39,854,950	39,788,311	39,852,182	39,356,881
Diluted	40,109,124	40,094,149	40,113,388	39,667,917

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Funds From Operations (FFO):
Net income applicable to common shareholders	$6,289	$4,487	$61,543	$73,456
Depreciation	23,477	21,545	91,560	78,280
Equity in depreciation of joint venture	—	—	—	178
Amortization of deferred lease costs	122	129	491	497
Minority interest:
Minority interest of common units in Operating
Partnership	36	32	248	137
Minority interest in discontinued operations	—	2	1	5
Less: Equity in gain on sale of property	(79)	(9)	(30,401)	(38,402)

FFO	$29,845	$26,186	$123,442	$114,151

Weighted average number of common shares and units outstanding:
Basic	39,958,480	39,856,080	39,955,712	39,409,631
Diluted	40,212,654	40,161,918	40,216,918	39,720,667

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$6,289	$4,487	$61,543	$73,456
Interest	11,104	11,688	46,289	42,409
Equity in interest expense of joint venture	—	—	—	317
Income tax expense (benefit):
Income tax expense (benefit)	250	(682)	3,075	(277)
Income tax (benefit) from discontinued operations	4	(64)	(69)	(124)
Depreciation and other amortization	23,703	21,725	92,389	78,966
Equity in depreciation/amortization of joint venture	—	—	—	201
Minority interest:
Minority interest of common units in Operating Partnership	36	32	248	137
Minority interest of preferred units in Operating Partnership	1,516	1,292	6,120	4,485
Minority interest in discontinued operations	—	2	1	5
Distributions to preferred shareholders	5,624	7,255	28,212	25,604

EBITDA	$48,526	$45,735	$237,808	$225,179

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Dollars in thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Revenues
Room	107,836	99,949	448,959	426,219
Food and beverage	50,187	47,458	186,807	182,675
Other	11,806	12,082	50,518	49,161

Total hotel sales	169,829	159,489	686,284	658,055

Expenses
Room	23,696	22,824	97,730	94,858
Food and beverage	31,555	30,679	123,865	122,949
Other direct	5,130	5,676	23,736	24,402
General and administrative	14,312	12,419	53,651	50,106
Sales and marketing	11,803	11,428	47,990	46,212
Management fees	8,467	7,496	28,177	27,866
POM	6,381	6,363	26,447	26,002
Energy	5,749	5,918	24,419	24,380
Property taxes	7,093	6,747	28,455	25,045
Other fixed expenses	3,376	4,007	14,211	15,339

Total hotel expenses	117,562	113,557	468,681	457,159

EBITDA	$52,267	$45,932	$217,603	$200,896

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2007, excluding the Donovan House & December for Chaminade (closed for renovations). The Le Parc Suite Hotel, Hotel Sax Chicago, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar, Gild Hall & Hotel Amarano Burbank are shown in 2006 for their comparative period of ownership in 2007.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
TOTAL PORTFOLIO
Occupancy	69.2%	67.6%	74.0%	73.5%
Increase/(Decrease)	2.4%		0.7%
ADR	$204.20	$193.36	$200.78	$191.74
Increase/(Decrease)	5.6%		4.7%
REVPAR	$141.38	$130.74	$148.58	$140.91
Increase/(Decrease)	8.1%		5.4%

Note:

This schedule includes the operating data for all properties leased to LHL and to third parties as of December 31, 2007 (excludes the Donovan House for the full year and Chaminade Resort for December, as these properties were closed for renovations). The Le Parc Suite Hotel, Hotel Sax Chicago, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar, Gild Hall & Hotel Amarano Burbank are shown in 2006 for their comparative period of ownership in 2007.

Statistical Data for the Hotels

(Unaudited)

Prior Year Operating Data

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Occupancy	66.2%	79.3%	80.9%	69.6%	74.0%
ADR	$180.35	$208.99	$206.36	$203.84	$200.75
REVPAR	$119.42	$165.63	$167.00	$141.83	$148.61

Note:

This schedule includes historical operating data for the owned hotels open and operating as of December 31, 2007 (excludes the Donovan House for the full year and Chaminade Resort for January & December, as these properties were closed for renovations).